Exhibit 5.1
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center	Raymond E. Simpson
P.O. Box 601	53-55 Akti Miaouli, 6th floor
Majuro, MH 96960, Marshall Islands	185 36 Piraeus, Greece
Telephone: +692 625 3602	Telephone: +30 210 429 3323
Fax: +692 625 3603	Fax: +30 210 941 4790
E-mail: dreeder@ntamar.net	E-mail: simpson@otenet.gr
Mobile phone: +30 6945 465 173
November 19, 2010
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
as Representatives of the several Underwriters
c/o    Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Re: Navios Maritime Acquisition Corporation. (the “Company”)
Ladies and Gentlemen:
We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”) and are a members in good standing of the Bar of the RMI. We are acting as legal counsel in the RMI to the Company in connection with (i) the Company’s public offering of 6,900,000 shares of its common stock (the “Securities”) (such number including the Underwriters’ exercise of the option to purchase 900,000 additional shares to cover over-allotments), (ii) the Underwriting Agreement dated November 16, 2010 (the “Underwriting Agreement”) between the Company, and Citigroup Global Markets Inc. and Wells Fargo Securities LLC, as Representatives of the several underwriters (collectively, the “Underwriters”) and (iii) the registration statement (File No. 169320), including the prospectus of the Company dated September 20, 2010 as supplemented on November 17, 2010 (together, the “Prospectus”), with respect to the offering of the Securities included therein (as amended, the “Registration Statement”). This opinion is furnished to the Underwriters pursuant to Section 5(b) of the Underwriting Agreement at the request of the Company. Except as otherwise provided herein, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement.
In connection with this opinion, we have examined originals, facsimiles or electronic versions, certified or otherwise identified to our satisfaction of the documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. We have also made such examinations of matters of law as we deemed necessary in connection with the opinions expressed herein.
In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof. This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein. This opinion is issued solely for and may be relied upon solely by the Underwriters in connection with the Offering and is not to be made available to, or relied upon by, any other person, firm or entity without our express consent in writing. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.
Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion that:
(i) The Company has been duly formed or incorporated, as applicable, and is validly existing as a corporation in good standing under the laws of the Republic of the Marshall Islands.
(ii) The Company has all requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.
(iii) The Securities have been duly authorized for issuance and sale to the Underwriters pursuant to the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, will be validly issued and fully paid and non-assessable and no holder of the Securities is or will be subject to personal liability by reason of being such a holder.
(iv) The issuance of the Securities is not subject to the preemptive or other similar statutory or, to the best of our knowledge, contractual, rights of any security holder of the Company.
(v) Except as otherwise disclosed in the Registration Statement, to the best of our knowledge, all of the issued and outstanding capital stock or membership interests of the Company has been duly authorized and validly issued, is fully paid and non-assessable, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.
(vi) At the Closing Time, after giving effect to the Offering and assuming no exercise of the option provided in Section 2(b), the issued and outstanding common stock of the Company will consist of 48,410,572 shares.
(vii) The Underwriting Agreement has been duly authorized, executed and delivered by the Company.
(viii) The information in the Registration Statement, the General Disclosure Package and the Prospectus (and the documents incorporated by reference therein), “Enforceability of Civil

Liabilities and Indemnification for Securities Act Liabilities,” and the first two risk factors under the caption “Risk Factors—Risks Related to our Common Stock and Capital Structure” in the form 6-K filed by the Company on November 15, 2010 to the extent that it constitutes matters of Marshall Islands law, summaries of legal matters, the Company’s legal proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects.
(ix) The statements in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Taxation—Marshall Islands Tax Considerations,” in so far as such statements constitute a summary of Marshall Islands tax matters, accurately and fairly summarize such matters in all material respects.
(x) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Marshall Islands court or governmental authority or agency, is necessary or required in connection with the due authorization, execution and delivery of the Underwriting Agreement or for the offering, issuance, sale or delivery of the Securities, assuming the Securities will not be offered in the Marshall Islands.
(xi) None of the offering, issuance and sale by the Company of the Securities, the consummation of the Offering or the performance by the Company of its obligations under the Underwriting Agreement (i) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such a default) or (ii) violates (A) any Marshall Islands statute, law, rule or regulation or (B) any judgment, order or decree to our knowledge applicable to the Company of any Marshall Islands court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties.
(xii) To the best of our knowledge, the Company has good and valid title to the assets described in the Registration Statement and the documents incorporated by reference therein.
We also qualify our opinion to the extent that the enforceability of the rights and remedies provided for in the Underwriting Agreement (a) may be limited by insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and (b) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
Sincerely,
/s/ Reeder & Simpson P.C.